Exhibit 5.1

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980

March 13, 2026

Saratoga Investment Corp.

535 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Saratoga Investment Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form N-2 (File No. 333-292765) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement was initially filed with the Commission on January 16, 2026 (as amended as of its most recent effective date, including the exhibits and schedules thereto, all documents incorporated or deemed to be incorporated into the Registration Statement by reference, any information contained in a prospectus supplement relating to the Shares (as defined below) subsequently filed with the Commission pursuant to Rule 424 under the Securities Act and deemed to be a part of the Registration Statement at the time of effectiveness pursuant to Rule 430B under the Securities Act, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, is hereinafter referred to as the “Registration Statement”).

The Registration Statement relates to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated as of March 11, 2026, which forms a part of the Registration Statement, together with the information incorporated or deemed to be incorporated therein by reference (the “Base Prospectus”), and as may be set forth from time to time in one or more supplements to the Base Prospectus.

This opinion letter is rendered in connection with the issuance and sale, from time to time, of up to $300,000,000 in aggregate offering price of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), as described in the prospectus supplement, dated as of March 13, 2026, relating to the Shares (the “Prospectus Supplement” and together with the Base Prospectus included therein and the information incorporated or deemed to be incorporated by reference therein, the “Prospectus”) filed with the Commission pursuant to Rule 424 under the Securities Act, of which approximately $170.4 million in aggregate amount of Shares remain available for sale pursuant to the Distribution Agreement (as defined herein). The Shares are to be sold by the Company pursuant to the equity distribution agreement, dated as of July 30, 2021, and as amended on each of June 7, 2023 and July 10, 2023, by and among the Company and Saratoga Investment Advisors, LLC, a Delaware limited liability company (the “Adviser”), on the one hand, and Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Compass Point Research & Trading, LLC (“Compass Point”), as distribution agents thereunder, on the other hand, the amendment no. 3, dated as of July 19, 2023, to the equity distribution agreement by and among the Company and the Adviser, on the one hand, and Ladenburg, Compass Point, and Raymond James & Associates, Inc. (“Raymond James”), as distribution agents thereunder, on the other hand, the amendment no. 4, dated as of May 15, 2024, to the equity distribution agreement by and among the Company and the Adviser, on the one hand, and Ladenburg, Compass Point, Raymond James, and Lucid Capital Markets, LLC (“Lucid”), as distribution agents thereunder, on the other hand, and the amendment no. 5, dated as of March 13, 2026, to the equity distribution agreement by and among the Company and the Adviser, on the one hand, and Ladenburg, Compass Point, Raymond James, and Lucid, as distribution agents thereunder, on the other hand (collectively, the “Distribution Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and the Prospectus, and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	the Distribution Agreement;

Saratoga Investment Corp March 13, 2026 Page 2

(ii)	the Articles of Incorporation and the Articles of Amendment of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(iii)	the Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iv)	a Certificate of Good Standing with respect to the Company issued by the SDAT as of the date hereof; and

(v)	the resolutions of the Board of Directors of the Company relating to, among other things: (a) the authorization and approval of the preparation and filing of the Registration Statement; (b) the authorization of the issuance, offer and sale of the Shares pursuant to the Registration Statement; and (c) the execution and delivery of the Distribution Agreement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials or officers of the Company have been properly issued and that such certificates remain accurate as of the date of this letter, and (vi) the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied on certificates and/or representations of officers of the Company. We also have relied on certificates and confirmations of public officials. We have not independently established the facts or, in the case of certificates or confirmations of public officials, the other statements, so relied upon.

The opinion set forth below is limited to the effect of the Maryland General Corporation Law, as in effect as of the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and in reliance thereon subject to the assumptions, limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered against payment thereof in accordance with the terms and conditions of the Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed in this opinion letter is: (i) strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred; and (ii) only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, to be filed with the Commission on the date hereof for incorporation by reference in the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP